UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 13G

(Amendment No. )*

Under the Securities Exchange Act of 1934

ADVANCED EMISSIONS SOLUTIONS, INC.

(Name of Issuer)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

00770C101

(CUSIP Number)

January 23, 2020

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*  The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 00770C101

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Apollo A-N Credit Fund (Delaware), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
		(a) (b)	☐ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares of Common Stock
	6	SHARED VOTING POWER 233,063 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0 shares of Common Stock
	8	SHARED DISPOSITIVE POWER 233,063 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 233,063 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.3%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 00770C101

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Apollo A-N Credit Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
		(a) (b)	☐ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares of Common Stock
	6	SHARED VOTING POWER 233,063 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0 shares of Common Stock
	8	SHARED DISPOSITIVE POWER 233,063 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 233,063 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.3%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 00770C101

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Apollo Credit Strategies Master Fund Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
		(a) (b)	☐ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares of Common Stock
	6	SHARED VOTING POWER 1,466,807 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0 shares of Common Stock
	8	SHARED DISPOSITIVE POWER 1,466,807 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,466,807 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.9%
12	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 00770C101

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Apollo ST Fund Management LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
		(a) (b)	☐ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares of Common Stock
	6	SHARED VOTING POWER 1,466,807 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0 shares of Common Stock
	8	SHARED DISPOSITIVE POWER 1,466,807 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,466,807 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.9%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 00770C101

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Apollo ST Operating LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
		(a) (b)	☐ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares of Common Stock
	6	SHARED VOTING POWER 1,466,807 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0 shares of Common Stock
	8	SHARED DISPOSITIVE POWER 1,466,807 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,466,807 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.9%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 00770C101

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Apollo ST Capital LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
		(a) (b)	☐ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares of Common Stock
	6	SHARED VOTING POWER 1,466,807 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0 shares of Common Stock
	8	SHARED DISPOSITIVE POWER 1,466,807 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,466,807 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.9%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 00770C101

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) ST Management Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
		(a) (b)	☐ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares of Common Stock
	6	SHARED VOTING POWER 1,466,807 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0 shares of Common Stock
	8	SHARED DISPOSITIVE POWER 1,466,807 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,466,807 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.9%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 00770C101

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Apollo Credit Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
		(a) (b)	☐ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares of Common Stock
	6	SHARED VOTING POWER 4,604 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0 shares of Common Stock
	8	SHARED DISPOSITIVE POWER 4,604 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,604 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%*
12	TYPE OF REPORTING PERSON (See Instructions) OO

* Rounds to less than 0.1%.

CUSIP No. 00770C101

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Apollo Capital Credit Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
		(a) (b)	☐ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares of Common Stock
	6	SHARED VOTING POWER 4,604 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0 shares of Common Stock
	8	SHARED DISPOSITIVE POWER 4,604 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,604 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%*
12	TYPE OF REPORTING PERSON (See Instructions) OO

* Rounds to less than 0.1%.

CUSIP No. 00770C101

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Apollo SA Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
		(a) (b)	☐ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares of Common Stock
	6	SHARED VOTING POWER 36,223 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0 shares of Common Stock
	8	SHARED DISPOSITIVE POWER 36,223 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 36,223 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 00770C101

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Apollo Capital Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
		(a) (b)	☐ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares of Common Stock
	6	SHARED VOTING POWER 1,801,195 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0 shares of Common Stock
	8	SHARED DISPOSITIVE POWER 1,801,195 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,801,195 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.7%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 00770C101

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Apollo Capital Management GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
		(a) (b)	☐ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares of Common Stock
	6	SHARED VOTING POWER 1,801,195 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0 shares of Common Stock
	8	SHARED DISPOSITIVE POWER 1,801,195 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,801,195 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.7%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 00770C101

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Apollo Management Holdings, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
		(a) (b)	☐ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares of Common Stock
	6	SHARED VOTING POWER 1,801,195 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0 shares of Common Stock
	8	SHARED DISPOSITIVE POWER 1,801,195 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,801,195 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.7%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 00770C101

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Apollo Management Holdings GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
		(a) (b)	☐ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares of Common Stock
	6	SHARED VOTING POWER 1,801,195 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0 shares of Common Stock
	8	SHARED DISPOSITIVE POWER 1,801,195 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,801,195 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.7%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 00770C101

Item 1.                                                         (a)                                 Name of Issuer

Advanced Emissions Solutions, Inc.

(b)                                 Address of Issuer’s Principal Executive Offices

640 Plaza Drive, Suite 270,

Highlands Ranch, CO 80129

Item 2.                                                         (a)                                 Name of Person Filing

This statement is filed by (i) Apollo A-N Credit Fund (Delaware), L.P. (“A-N Credit”); (ii) Apollo A-N Credit Management, LLC (“A-N Credit Management”); (iii) Apollo Credit Strategies Master Fund Ltd. (“Credit Strategies”); (iv) Apollo ST Fund Management LLC (“ST Management”); (v) Apollo ST Operating LP (“ST Operating”); (vi) Apollo ST Capital LLC (“ST Capital”); (vii) ST Management Holdings, LLC (“ST Management Holdings”); (viii) Apollo Credit Management, LLC (“ACM LLC”); (ix) Apollo Capital Credit Management, LLC (“ACCM LLC”); (x) Apollo SA Management, LLC (“SA Management”); (xi) Apollo Capital Management, L.P. (“Capital Management”); (xii) Apollo Capital Management GP,  LLC (“Capital Management GP”); (xiii) Apollo Management Holdings, L.P. (“Management Holdings”); and (xiv) Apollo Management Holdings GP, LLC (“Management Holdings GP”).  The foregoing are collectively referred to herein as the “Reporting Persons.”

A-N Credit and Credit Strategies each hold securities of the Issuer.  A-N Credit Management serves as the investment manager for A-N Credit.  ST Management serves as the investment manager for Credit Strategies.  ST Operating is the sole member of ST Management.  The general partner of ST Operating is ST Capital.  ST Management Holdings is the sole member of ST Capital.

ACM LLC provides investment management services for Franklin K2 Long Short Credit Fund (“Franklin K2”). ACCM LLC is the sole member of ACM LLC.  SA Management provides investment management services for (i) Franklin Templeton Investment Funds (“FTIF Franklin”), (ii) Franklin K2 Alternative Strategies Fund (“FASF-Franklin K2”), and (iii) FTIF Franklin K2 Long/Short Credit Fund (“FTIF Franklin K2 Long/Short”).

Capital Management serves as the sole member of A-N Credit Management, ACCM LLC, and SA Management, as the sole member and manager of ST Management Holdings, and provides investment management services for K2 Apollo Liquid Credit Master Fund Ltd (“K2 Apollo”). Capital Management GP serves as the general partner of Capital Management.  Management Holdings serves as the sole member and manager of Capital Management GP, and Management Holdings GP serves as the general partner of Management Holdings.

(b)                                 Address of Principal Business Office or, if none, Residence

The address of the principal office of each of A-N Credit is One Manhattanville Road, Suite 201, Purchase, New York 10577.  The principal office of Credit Strategies is c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman, KY-9008, Cayman Islands.  The principal office of each of A-N Credit Management, ST Management, ST Operating, ST Capital, ST Management Holdings, ACM LLC, ACCM LLC, SA Management, Capital Management, Capital Management GP, Management

CUSIP No. 00770C101

Holdings and Management Holdings GP is 9 W. 57th Street, 43rd Floor, New York, New York 10019.

(c)                                  Citizenship

A-N Credit, ST Operating, Capital Management and Management Holdings are each Delaware limited partnerships.  Credit Strategies and ST Management Holdings are each exempted companies incorporated in the Cayman Islands with limited liability. A-N Credit Management, ST Management, ST Capital, ACM LLC, ACCM LLC, SA Management, Capital Management GP and Management Holdings GP are each Delaware limited liability companies.

(d)                                 Title of Class of Securities

Common Stock, par value $0.001 per share (the “Common Stock”).

(e)                                  CUSIP Number

00770C101

Item 3.                                                         If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.                                                         Ownership.

(a)           Amount beneficially owned:

A-N Credit	233,063
A-N Credit Management	233,063
Credit Strategies	1,466,807
ST Management	1,466,807
ST Operating	1,466,807
ST Capital	1,466,807
ST Management Holdings	1,466,807
ACM	4,604
ACM LLC	4,604
SA Management	36,223
Capital Management	1,801,195
Capital Management GP	1,801,195
Management Holdings	1,801,195
Management Holdings GP	1,801,195

The number of shares of Common Stock reported as beneficially owned in this Schedule 13G is as of December 31, 2020. On January 23, 2020, the Reporting Persons beneficially owned an aggregate of 931,958 shares of Common Stock. The number of shares of Common Stock reported as beneficially owned by ACM LLC and ACCM LLC are held by Franklin K2, for which ACM LLC has the authority to vote and to make investment decisions. The number of shares of Common Stock reported as beneficially owned by SA Management are held by FTIF Franklin, FASF-Franklin K2, and FTIF Franklin K2 Long/Short, for which SA Management has the authority to vote and to make investment decisions. The number of shares reported as beneficially owned by Capital Management include, among others, 60,498 shares of Common Stock held by K2 Apollo, for which Capital Management has the authority to vote and to make investment

CUSIP No. 00770C101

decisions.  The shares of Common Stock reported as beneficially owned by A-N Credit Management, ST Management Holdings, ACCM LLC, and SA Management are also included in the shares reported as beneficially owned by Capital Management, Capital Management GP, Management Holdings and Management Holdings GP.

A-N Credit and Credit Strategies each disclaims beneficial ownership of Common Stock reported in this report not owned of record by such Reporting Persons. The other Reporting Persons, and Messrs. Leon Black, Joshua Harris and Marc Rowan, the managers, as well as executive officers, of Management Holdings GP, each disclaim beneficial ownership of all shares of Common Stock included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(b)                                 Percent of class:

A-N Credit	1.3%
A-N Credit Management	1.3%
Credit Strategies	7.9%
ST Management	7.9%
ST Operating	7.9%
ST Capital	7.9%
ST Management Holdings	7.9%
ACM LLC	0.0%*
ACCM LLC	0.0%*
SA Management	0.2%
Capital Management	9.7%
Capital Management GP	9.7%
Management Holdings	9.7%
Management Holdings GP	9.7%

* Rounds to less than 0.1%.

The percentage amounts are based on 18,547,887 shares of Common Stock outstanding as of October 30, 2020, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 9, 2020.

(c)           Number of shares as to which the person has:

(i)                                     Sole power to vote or to direct the vote:

0 for all Reporting Persons

(ii)                                  Shared power to vote or to direct the vote:

A-N Credit	233,063
A-N Credit Management	233,063
Credit Strategies	1,466,807
ST Management	1,466,807
ST Operating	1,466,807
ST Capital	1,466,807
ST Management Holdings	1,466,807

CUSIP No. 00770C101

ACM LLC	4,604
ACCM LLC	4,604
SA Management	36,223
Capital Management	1,801,195
Capital Management GP	1,801,195
Management Holdings	1,801,195
Management Holdings GP	1,801,195

(iii)                               Sole power to dispose or to direct the disposition of:

0 for all Reporting Persons

(iv)                              Shared power to dispose or to direct the disposition of:

A-N Credit	233,063
A-N Credit Management	233,063
Credit Strategies	1,466,807
ST Management	1,466,807
ST Operating	1,466,807
ST Capital	1,466,807
ST Management Holdings	1,466,807
ACM LLC	4,604
ACCM LLC	4,604
SA Management	36,223
Capital Management	1,801,195
Capital Management GP	1,801,195
Management Holdings	1,801,195
Management Holdings GP	1,801,195

Item 5.                                                         Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐

Item 6.                                                         Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.                                                         Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.                                                         Identification and Classification of Members of the Group.

Not applicable.

Item 9.                                                         Notice of Dissolution of Group.

Not applicable.

Item 10.                                                  Certification.

Not applicable.

[The remainder of this page intentionally left blank.]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 2021

APOLLO A-N CREDIT FUND (DELAWARE), L.P.

By:	Apollo A-N Credit Advisors (APO FC Delaware), L.P.,
its general partner

By:	Apollo A-N Credit Advisors (APO FC-GP), LLC,
its general partner

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO A-N CREDIT MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO CREDIT STRATEGIES MASTER FUND LTD.

By:	Apollo ST Fund Management LLC,
its investment manager

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO ST FUND MANAGEMENT LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO ST OPERATING LP

By:	Apollo ST Capital LLC,
its general partner

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO ST CAPITAL LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

ST MANAGEMENT HOLDINGS, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO CREDIT MANAGEMENT, LLC

By:	Apollo Capital Credit Management, LLC,
its sole member

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO CAPITAL CREDIT MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO SA MANAGEMENT, LLC

By:	Apollo Capital Management, L.P.,
its sole member

By:	Apollo Capital Management GP, LLC,
its general partner

By: /s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

APOLLO CAPITAL MANAGEMENT, L.P.

By:	Apollo Capital Management GP, LLC,
its general partner

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO CAPITAL MANAGEMENT GP, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC,
its general partner

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President